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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 8, 1999

                                    THQ INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)

                         Commission file Number: 0-18813

                                   13-3541686
                      (I.R.S. employer identification no.)

                          5016 North Parkway Calabasas
                           Calabasas, California 91302
                         (Address of principal executive
                          offices, including zip code)

                                 (818) 591-1310
                         (Registrant's telephone number,
                              including area code)

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ITEM 5. OTHER EVENTS.

                  This filing is being made for the purpose of updating the Cautionary Statement Regarding Forward-Looking Statements and the Risk Factors set forth in our Current Report on Form 8-K dated September 8, 1998.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
                                AND RISK FACTORS

                  Our filings with the Securities and Exchange Commission, our press releases and our other public statements may include, or may incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. All statements relating to our objectives, strategies, plans, intentions and expectations are forward-looking statements, as are all statements that address actions, events or circumstances that we expect, believe or intend will occur in the future (other than statements of historical facts). We do not undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated in the forward-looking statements. Those risks and uncertainties include the following:


THE EFFECT ON THE COMPANY OF THE TERMINATION OF WCW LICENSE

                  In March 1998, we announced that our current license agreement with Turner's World Championship Wrestling ("WCW") will not be renewed. The WCW license agreement expired on December 29, 1998, and, subject to certain limitations, permits us to continue to sell games on hand and in process at that date through June 29, 1999. Products released by us under this license accounted for 39% of our revenues in 1997, 87% of our revenues in the first quarter of 1998, 25% of the our revenues in the second quarter of 1998 and 48% for the third quarter of 1998.

                  In June 1998, in partnership with JAKKS Pacific, Inc. ("JAKKS") we signed an exclusive license agreement with Titan Sports, Inc. ("Titan") to publish electronic games based on the World Wrestling Federation ("WWF") franchise on all hardware platforms. JAKKS Pacific is a manufacturer and marketer of toys. The games will be designed, developed, manufactured and marketed by a joint venture of JAKKS Pacific and us. We will oversee product development and sales, and JAKKS Pacific and we will co-manage the marketing of the games. JAKKS Pacific and we will share equally any profits generated by this joint venture after we each recover the advances we pay to Titan.

                  The license agreement with Titan permits the joint venture to release its first WWF game after November 16, 1999. We expect that the first game produced under this license will be released in late 1999. The term of the license agreement expires on December 31, 2009, but the joint venture has the right to renew the license for an additional five years under certain conditions.

                  We cannot assure you that any of the games to be released under the WWF license will attain the success in the marketplace attained by the WCW games we have previously released. In addition, because the license fees payable under the WWF license are higher than those payable under the WCW license, and because we must share any profits from the WWF games with JAKKS Pacific, the profits we earn from WWF games may not be commensurate with those we have generated from our WCW games. Finally, we will not be


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releasing any new WCW games after early 1999 or selling any WCW product after
June 1999. Our results of operations may be materially and adversely affected by these factors.

                  Since the WWF games will be published by a joint venture of which we own 50%, the revenues generated by such games may not be reflected in our consolidated net sales and the expenses of the joint venture may not be included in our consolidated operating expenses. We are continuing to discuss with JAKKS the appropriate accounting treatment for the joint venture and its impact on each of us.

RELIANCE BY THE COMPANY ON THE ACQUISITION OF NEW PROPERTIES AND THE DEVELOPMENT OF NEW TITLES

                  Our continuing profitability is a direct result of our ability to timely develop and sell new titles for use on particular platforms. Consumer preferences for software are difficult to predict, and few software titles achieve sustained market acceptance. If revenues from new titles fail to replace declining revenues from existing titles, we would be materially and adversely affected.

                  The development of new titles is dependent in substantial part upon our identification and exploitation in a timely manner of titles based upon entertainment projects (such as movies, television programs and arcade games), sports and entertainment personalities, or popular sports, trends or concepts ("properties") that have high public visibility or recognition or that reflect the trends of popular culture. The determination of which titles we should develop is highly subjective and we have no assurance that any new title will be successful. In addition, we are in competition with numerous other software companies for licenses to develop software based on these properties. We may encounter increased difficulty in obtaining these licenses if competition intensifies. A failure by us to accurately identify and secure the rights to properties that are or will become popular would have a material adverse effect on us.

                  Properties often generate significant public interest for periods that are unpredictable and short. Consequently, our commercially successful titles may be marketable in material quantities for only a limited time, often for less than six months. As is typical of software, the life cycle of a title generally consists of a relatively high level of sales during the first few months after introduction, followed by market saturation and a decline in sales. Accordingly, substantially all of our net sales for a particular year are generated by titles released in that year and in the latter part of the prior year.

                  In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to our customers. In addition, the development cycle for new titles, including the development of the necessary game software, approval by the manufacturer and production of the initial cartridges or CD-ROMs, typically has ranged from 9 to 24 months. During that period, the market appeal of a title may decline. We would be materially and adversely affected if we experience delays in the development or shipments of new titles.

                  For the reasons set forth above, we cannot assure you that we will be able to secure the rights to new titles at a rate that will maintain our current development and release schedule, or that we will be able to release titles scheduled for release within such scheduled time period or at all.

RISKS RELATING TO DISCOUNTS, ALLOWANCES AND RETURNS GRANTED BY THE COMPANY AND THE COMPANY'S MANAGEMENT OF ITS INVENTORY

                  In general, except for PC titles, our arrangements with our distributors and retailers do not give them the right to return products to us (other than damaged or defective products) or to cancel firm orders. However, we sometimes negotiate accommodations to retailers (and, less often, to distributors) when demand for specific items falls below expectations, in order to maintain our relationships with our customers. These


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accommodations consist of acquiescing to the customer's request that not all booked orders be filled or that not all shipped orders be accepted, negotiated price discounts and credits against future orders. We may also permit the return of products. Arrangements with distributors and retailers for PC titles do customarily require us to accept returned products.

                  At the time of product shipment, we establish allowances based on estimates of future returns, customer accommodations and doubtful accounts with respect to such products. We base this amount on our historical experience, retailer inventories, the nature of the titles and other factors. For the years ended December 31, 1996 and 1997 and for the first nine months of 1998, we took provisions of approximately $5.2 million, $10.5 million and $12.2 million, respectively, against gross sales made during such periods. As of September 30, 1998, our aggregate reserve against accounts receivable for returns, customer accommodations and doubtful accounts was approximately $12.0 million.

                  We cannot predict the amount or nature of accommodations that will be provided to our customers in future periods. Although we believe our reserves are adequate for these purposes, there is the possibility that actual returns and other customer accommodations will exceed the reserves established. We would be materially and adversely affected to the extent such accommodations were to exceed our reserves.

                  The identification by us of slow-moving or obsolete inventory, whether as a result of requests from customers for accommodations or otherwise, would require us to establish reserves against such inventory or to write-down the value of such inventory to its estimated net realizable value. This could occur as the result of requests from customers for accommodations or for other reasons. We believe that substantially all of our current inventory is saleable in the ordinary course. However, there is the possibility that in the future we will be required to incur charges related to slow-moving or obsolete inventory.

REVENUE FLUCTUATIONS AND SEASONALITY OF THE COMPANY'S BUSINESS

                  We have experienced, and may continue to experience, significant quarterly fluctuations in net sales and operating results due to a variety of factors. The software market is highly seasonal, with sales typically significantly higher during the fourth quarter (due primarily to the increased demand for interactive games during the year-end holiday buying season). Other factors that cause fluctuations include the timing of our release of new titles, the popularity of both new titles and titles released in prior periods, changes in the mix of titles with varying profit margins, the timing of customer orders, the timing of shipments by the manufacturers, fluctuations in the size and rate of growth of consumer demand for software for various platforms, the timing of the introduction of new platforms and the accuracy of retailers' forecasts of consumer demand. Our expenses are based, in part, on our expectations of future revenues and, as a result, operating results would be disproportionately and adversely affected by a decrease in sales or a failure by us to meet our sales expectations. There can be no assurance that we can maintain consistent profitability on a quarterly or annual basis.

CUSTOMER CONCENTRATION AND CREDIT RISK

                  Sales to our ten largest customers collectively accounted for approximately 54% of our gross sales in 1996, 67% of our gross sales in 1997 and 81% of our gross sales in the first nine months of 1998. We have no written agreement or other understanding with any of our customers that relates to future purchases, and thus such purchases could be terminated at any time. A termination of, or other adverse change in, our relationship with any of our largest customers would have a material adverse effect on us.

                  Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. Normally we do not hold any collateral to secure payment by our


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customers, and currently we do not factor any of our receivables. Thus, we bear the risk of our customers' and distributors' inability to pay our receivables and of any delay in payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. A business failure by any of our largest customers would have, and a business failure by any of our distributors or other retailers could have, a material adverse effect on us.

RISKS ASSOCIATED WITH THE DEVELOPMENT AND MARKETING OF PC TITLES

                  In May 1998, we acquired GameFx, Inc., which has games under development for the PC market incorporating that company's proprietary 3-D graphics technology. We also intend to exploit this technology in selected games for other platforms. Following this acquisition, we decided to discontinue the operations of Heliotrope Studios, Inc., a software development studio we acquired in 1996 and that developed Pax Imperia: Eminent Domain for us. As a result, our internal software development is currently conducted solely at GameFx.

                  The development and marketing of PC games can be expected to subject us to risks in addition to those encountered in the development and marketing of console games, some of which we may not anticipate. These risks include the ability to accurately predict which titles have appeal to the purchasers of interactive games for PC's, greater reliance on distributors in order to obtain retail distribution, and the greater retailer returns experienced for PC games. There can be no assurance that we will be able to successfully develop and market titles for the PC market.

RISKS ASSOCIATED WITH ACQUISITIONS

                  Consistent with our strategy to enhance distribution and product development capabilities, we intend to continue to pursue acquisitions of companies and intellectual property rights and other assets that can be acquired on acceptable terms and which we believe can be operated or exploited profitably. Some of these acquisitions could be material in size and scope. However, we may not be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, we cannot assure you that we will consummate such acquisitions or, if any acquisition does occur, that we will be successful in enhancing our business or that the acquisition will be accretive to our earnings.

                  As the software business continues to consolidate, we face significant competition in making acquisitions, which may constrain our ability to complete suitable transactions. Future acquisitions could also divert substantial management time, could result in short term reductions in earnings or special transaction or other charges, and may be difficult to integrate with our existing operations or assets.

                  We may, in the future, issue additional shares of our common stock in connection with one or more acquisitions. The issuance of additional shares of our common stock may dilute our shareholders.

OUR DEPENDENCE ON THE MANUFACTURERS

                  We are wholly dependent on the manufacturers and our non-exclusive licenses with the manufacturers both for the right to publish titles for their platforms and for the manufacture of our products for their platforms. Our platform license for the PlayStation and Nintendo 64 require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these platforms, and thus our revenues from titles for these platforms, may be limited.

                  In the event that, at the end of the term of the current platform license with a manufacturer, such manufacturer chooses not to renew or extend such agreement, or if a manufacturer were to terminate such license


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for any reason, we would be unable to publish additional titles for such manufacturer's platform. That would materially and adversely affect us.

                  Each of the manufacturers is the sole manufacturer of the products published by us under license from such manufacturer. Each platform license provides that such manufacturer may raise prices for the titles at any time, and include other provisions giving the manufacturer substantial control over our release of new titles. Furthermore, the relatively long manufacturing cycle for cartridge-based products for the Nintendo platforms (from 30 to 60 days) requires us to accurately forecast retailer and consumer demand for our titles. Since each of the manufacturers is also a publisher of software for its own platforms, and also manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. If we experience unanticipated delays in the delivery of products for these or any other reasons, we would be materially and adversely affected.

RECOVERY OF PREPAID ROYALTIES, GUARANTEES AND CAPITALIZED DEVELOPMENT COSTS

                  We typically enter into agreements with licensors of properties and developers of titles that require advance payments of royalties and/or guaranteed minimum royalty payments. We cannot assure you that the sales of products for which such royalties are paid will be sufficient to cover the amount of these required royalty payments.

                  We capitalize our advances to developers as prepaid royalties and capitalize internal software development costs for each PC title incurred after the establishment of technological feasibility of the title. (We have not incurred material internal development costs for console titles.) Amortization of these payments and costs is determined on a title-by-title basis based on the greater of (i) the ratio of current gross revenues for a title to the sum of its current and anticipated gross revenues, or (ii) the straight-line method over the estimated remaining economic life of the title. We analyze these capitalized costs quarterly and write off associated prepaid and deferred royalties and software development costs when, based on our estimate, future revenues will not be sufficient to recover such amounts. If we were required to write off prepaid royalties or capitalized development costs in excess of the amounts reserved therefor, our results of operations could be materially and adversely affected.

CHANGES IN CONSUMER DEMAND AND TECHNOLOGY

                  During the approximately 25-year history of the interactive entertainment software industry, there have been periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. Our sales are dependent, among other factors, on the popularity and unit sales of platforms generally, as well as the relative popularity and unit sales of the platforms of the various manufacturers. The relative popularity of platforms has experienced wide fluctuations in recent years. Unexpected declines in the popularity of a particular platform can be expected to have a material adverse effect on consumer demand for titles released or scheduled for release for such platform.

                  The software industry is characterized by rapid technological change. As a result, we must continually anticipate and adapt our offerings to emerging platforms and evolving consumer preferences. The development of software for new platforms requires substantial investment. Generally, such development efforts must occur well in advance of the release of new platforms in order to introduce titles on a timely basis following the release of such platforms. The development and marketing of titles for new platforms may require greater financial and technical resources than have prior development and marketing efforts.

                  In addition, we cannot assure you that the new platforms for which we develop titles will achieve market acceptance and, as a result, that our development efforts with respect to such new platforms will lead to


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marketable titles or titles that generate sufficient revenues to recover their development and marketing costs. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

                  As we introduce CD-ROM titles for PC's, our game software must maintain compatibility with such computers, their operating software and their hardware accessories. Our failure to timely develop titles for new platforms that achieve significant market acceptance, to maintain net sales that are commensurate with product development costs, or to maintain such compatibility would have a material adverse effect on us.

                  The introduction of new platforms and technologies can render existing software obsolete and unmarketable. More commonly, as more advanced platforms are introduced, consumer demand for software for older platforms diminishes. We cannot assure you that, as a result of such reduced consumer demand for titles on older platforms, our titles for such platforms will generate sufficient sales to make such titles profitable. We intend to continue to publish new titles for older platforms for so long as we believe there is a significant market for such titles.

                  A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. While we believe that the market for such software has not had a material effect on the sales of our products, future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and thus have a material adverse effect on us.

YEAR 2000 COMPLIANCE

                  The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process date fields containing a two-digit year is commonly referred to as the "Year 2000 Compliance" issue. As the year 2000 approaches, these systems may be unable to accurately process certain date-based information. We have reviewed all of our significant internal applications and we believe that no material modifications are necessary to ensure Year 2000 Compliance.

                  We are in the process of communicating with others with whom we do significant business (including our major retail accounts and certain providers of product distribution information services) to determine their Year 2000 Compliance readiness and the extent to which we are vulnerable to any third party Year 2000 issues. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted. A failure to convert by another company, or a conversion that is incompatible with our systems, could have a material adverse effect on us.

COMPETITION

                  The software industry is intensely competitive. We compete, for both licenses to properties and the sale of software, with the manufacturers, each of whom is the largest developer and marketer of software for its platforms. These companies may increase their own software development efforts. As a result of their commanding positions in the industry as the manufacturers of platforms and publishers of software for their platforms, the manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees, including us.

                  In addition to the manufacturers, our competitors include Acclaim Entertainment, Inc., Activision, Inc., Electronic Arts Inc., GT Interactive Software Corp., Hasbro Inc., Midway Games Inc. and Microsoft Corporation. Each of the manufacturers has a broader software line and greater financial, marketing and other resources than us, as do some of our other competitors. Accordingly, some of our competitors may


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be able to market their software more aggressively or make higher offers or guarantees in connection with the acquisition of licensed properties.

                  We believe that large diversified entertainment companies, in addition to large software companies, are increasing their focus on the software market, which will result in greater competition for us. In particular, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products.

                  As competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our titles; and as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a material adverse effect on us.

                  In addition, the market for our products is characterized by significant price competition and we may face increasing pricing pressures from our current and future competitors. Accordingly, there can be no assurance that competitive pressures will not require us to reduce our prices. Any material reduction in the price of our products would adversely affect operating income as a percentage of net revenue and would require us to increase unit sales in order to maintain net revenue.

DEPENDENCE ON KEY PERSONNEL

                  We rely to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement our business plan, including the development of our titles. Our success depends upon, to a significant extent, our ability to attract and retain key management and software development personnel. Competition for employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute our strategy is often lengthy. The loss of services of key personnel could have a material adverse effect on us. The only officers with whom we have employment agreements are Brian J. Farrell, our President and Chief Executive Officer, and
C. Noah Davis, our Chief Technology Officer.

ABSENCE OF PROPRIETARY RIGHTS

                  We generally do not have any material proprietary rights, technology or intellectual property, other than our licenses from the manufacturers to produce titles and our licenses to develop and/or publish titles based on properties owned or controlled by others.

                  As a result of the proprietary rights of the manufacturers and the efforts taken by the manufacturers to protect their rights, we do not believe that there is a material amount of unauthorized copying of our products. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of our CD-ROM products for PC's to occur, we could be materially and adversely affected.

RISKS RELATING TO FOREIGN DISTRIBUTION

                  In December 1998, we acquired Rushware
Microhandelsgesellschaft mbH and its subsidiaries, Softgold Computerspiele GmbH and ABC Spielspass GmbH ("Rushware"). Rushware and its subsidiaries are German companies that will serve as our distributor and publisher in Germany and other German-speaking countries. These companies reported sales of $34 million in 1997 and approximately $21 million for the first eleven months of 1998.


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                  Rushware is a leading German distributor of interactive
entertainment software for PCs, and its acquisition will significantly increase the proportion of our business that consists of the distribution of products published by other companies. The distribution business generally operates on lower gross margins than the publishing business, and thus may require a greater level of sales in order to cover overhead; requires us to maintain inventories of other company's products; is dependent on license agreements with other companies; and may entail other risks of which we are not yet cognizant.

                  One of Rushware's subsidiaries is a party to a License and Localization Agreement with LucasArts Entertainment Company LLC ("LucasArts") that grants us the exclusive right to continue distributing, through August 1, 2000, the PC and PlayStation products developed and published by LucasArts in German-speaking Europe (and non-exclusive rights for such period in the Netherlands and Dutch-speaking Belgium), including the upcoming products based on "Star Wars: Episode One -- The Phantom Menace." This agreement also covers any titles that LucasArts decides to publish in these territories for the Sega Dreamcast platform, and also provides that any future titles that LucasArts decides to publish in these territories may be added to the license. Rushware has been distributing LucasArts products in German-speaking Europe since 1988.

                  Rushware's license agreements with LucasArts has contributed a substantial portion of Rushware's publishing sales in the past and is expected to do so again in 1999. The termination or non-renewal of Rushware's license agreement with LucasArts would have a material effect on Rushware's sales and profitability.

RISKS RELATING TO FOREIGN SALES AND CURRENCY FLUCTUATIONS

                  For fiscal years 1996 and 1997 and the first nine months of 1998, foreign sales represented approximately 30%, 16% and 15%, respectively, of our net sales. As a result of our acquisition of Rushware in December 1998 and other factors, we expect that foreign sales will account for a greater portion of our net sales in 1999 and future periods. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations, and possible difficulties collecting foreign accounts receivable. These factors or others could have an adverse effect on our future foreign sales or the profits generated from these sales.

                  Because the majority of our foreign sales have been made in U.S. dollars, foreign currency fluctuations have not had a material effect on our results of operations. However, sales generated by Rushware will generally be denominated in Deutsche marks or European Currency Units ("euros"). To the extent our foreign sales increase and are not denominated in U.S. dollars, our sales and profits could be materially and adversely affected by foreign currency fluctuations. We have not engaged in any foreign exchange hedging activities, but may do so in the future.

VOLATILITY OF THE MARKET PRICE OF OUR STOCK

                  The market price of the our stock has been, and is likely to continue to be, highly volatile. In addition, there has been a history of significant volatility in the market prices for shares of other companies engaged in the software industry. Factors such as the timing and market acceptance of new titles, the introduction of new software by our competitors, loss of key personnel, variations in quarterly operating results or changes in market conditions in the software industry generally could have a significant impact on the market price of our stock.

ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS


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                  Certain provisions of Delaware law, our certificate of
incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by our shareholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. It is possible that the issuance of preferred stock could cause a decrease in the market price of our common stock.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly cause this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                  THQ INC.

                                  By:  /s/ Fred A. Gysi
                                       -----------------------------------------
                                       Fred A. Gysi, Chief Financial Officer,
                                       Vice President - Finance & Administration
                                       and Secretary

Date:    January 8, 1999


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